Exhibit 10.11

The BeautyHealth Company

2021 INCENTIVE AWARD PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT NOTICE

The BeautyHealth Company, a Delaware corporation (the “Company”), has granted to the participant listed below (“Participant”) the Restricted Stock Units (the “RSUs”) described in this Performance-Based Restricted Stock Unit Grant Notice (this “Grant Notice”), subject to the terms and conditions of [ ● ] 2021 Incentive Award Plan (as amended from time to time, the “Plan”) and the Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan.

Participant:	[ ]
Grant Date:	[ ], 2021
Number of RSUs at Maximum:	[ ][1]
Vesting Commencement Date:	[ ], 2021
Vesting Schedule:

(a)    General. Subject to clause (b) below, and further subject to and conditioned upon Participant’s continued service as a Service Provider through the last day of the Performance Period, a number of RSUs shall vest on the last day of the Performance Period equal to (i) the total number of RSUs granted hereby multiplied by (ii) the applicable vesting percentage (“Vesting Percentage”) set forth below, which shall be determined based on greater of (x) the Company’s Average Stock Price during the Year 3 Measurement Period and (y) the Company’s Average Stock Price during the Year 4 Measurement Period (each forgoing capitalized term as defined below), as follows:

	Average Stock Price During the Applicable Measurement Period:	Vesting Percentage (% of Maximum):
Below Threshold	Less than $25.00	0%
Threshold/Target	$25.00	66.67%
Stretch	$30.00	80%
Maximum	$37.50 or greater	100%

In the event that the Company’s Average Stock Price falls between the Threshold and Target values or Target and Maximum values specified in the table above, the Vesting Percentage shall be interpolated on a linear basis (for clarity, if Average Stock Price falls below the Threshold value, the Vesting Percentage shall equal 0%).

Notwithstanding the foregoing, in the event that a Change in Control is consummated during the Performance Period and Participant remains in continued service as a Service Provider until at least immediately prior to such Change in Control:

[1]	Note to Draft: Insert number of RSUs at maximum.

[Signature Page to Restricted Stock Unit Grant Notice]

(i) In the event that (A) the Shares do not continue to be publicly traded following the consummation of such Change in Control and (B) no Assumption of the RSUs (as defined in Section 8.3 of the Plan) occurs in connection with such Change in Control, then, immediately prior to the Change in Control, a number of RSUs will vest based solely on the per-Share consideration paid or payable (as applicable) in connection with such Change in Control (as determined by the Administrator) or, if the Change in Control is consummated after the third anniversary of the Vesting Commencement Date, the Company’s Average Stock Price during the Year 3 Measurement Period (if greater); and

(ii) In the event that (A) the Shares do not continue to be publicly traded following the consummation of such Change in Control and (B) an Assumption of the RSUs (as defined in Section 8.3 of the Plan) occurs in connection with such Change in Control, then, effective immediately prior to the closing of the Change in Control, the RSUs will be deemed to convert into a number of unvested RSUs determined based solely on the per-Share consideration paid or payable (as applicable) in connection with such Change in Control (as determined by the Administrator) or, if the Change in Control is consummated after the third anniversary of the Vesting Commencement Date, the Company’s Average Stock Price during the Year 3 Measurement Period (if greater). Such unvested RSUs (as so assumed and adjusted in connection with the Change in Control) will be eligible to vest in full on the last day of the Performance Period in accordance with this clause (a) (based solely on the Participant’s continued status as a Service Provider through such date) or upon Participant’s Termination of Service as provided in clause (b) below.

(b)    Termination of Service; Change in Control. Notwithstanding clause (a) above:

(i)    If Participant incurs a Termination of Service prior to the last day of the Performance Period, then the RSUs shall vest under clause (a) above or be forfeited (as applicable) in accordance with the following table. Any vesting of the RSUs pursuant to the following table shall (A) be subject to Participant (or Participant’s estate, as applicable) timely executing and not revoking a release of claims in a form prescribed by the Company (a “Release”) that becomes effective and irrevocable no later than sixty (60) days following such Termination of Service (the date such Release becomes effective and irrevocable, the “Release Effective Date”), and (B) be effective as of the Release Effective Date:

Reason for Termination of Service	If the Termination of Service Occurs Before the Third Anniversary of the Vesting Commencement Date, then:	If the Termination of Service Occurs On or After the Third Anniversary of the Vesting Commencement Date but Before the Fourth Anniversary of the Vesting Commencement Date, then:
Death or Disability (as defined below)	A number of RSUs will vest based on the Company’s Average Stock Price over the Termination Measurement Period (as defined below).	A number of RSUs will vest based on the greater of (i) the Company’s Average Stock Price over the Termination Measurement Period and (ii) the Company’s Average Stock Price over the Year 3 Measurement Period.

Without Cause [or for Good Reason (as defined below)] Prior to the Consummation of a Change in Control	All RSUs will be forfeited upon such Termination of Service without payment.	A number of RSUs will vest based on the Company’s Average Stock Price over the Year 3 Measurement Period.

Without Cause [or for Good Reason] Within 24 Months After the Consummation of a Change in Control	A number of RSUs will vest based on the Company’s Average Stock Price over the Termination Measurement Period.	A number of RSUs will vest based on the greater of (i) the Company’s Average Stock Price over the Termination Measurement Period and (ii) the Company’s Average Stock Price over the Year 3 Measurement Period.

Any Other Reason (Including for Cause or without Good Reason)	All RSUs will be forfeited upon such Termination of Service without payment.	All RSUs will be forfeited upon such Termination of Service without payment.

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(ii)     With respect to sub-clause (i) above, (A) the RSUs shall remain outstanding and eligible to vest following Participant’s Termination of Service through the Release Effective Date and shall automatically be forfeited on the sixtieth (60th) day following such termination if the Release does not become effective and irrevocable on or prior to such date, and (B) any RSUs that do not become vested on the Release Effective Date pursuant to the applicable sub-clause shall be immediately forfeited on such date.

(c)    Termination; Forfeiture. Unless earlier terminated as set forth in this Grant Notice or the Agreement, any RSUs that have not become vested on or prior to the last day of the Performance Period will thereupon be automatically forfeited by Participant without payment of any consideration therefor. Except as set forth in clause (b) above, if Participant experiences a Termination of Service for any reason prior to the last day of the Performance Period, all then-unvested RSUs will thereupon be automatically forfeited by Participant without payment of any consideration therefor.

(d)    Definitions. For purposes hereof, the following terms shall have the respective meanings set forth below:

(i)    “Average Stock Price” shall mean, with respect to any Measurement Period, the average Fair Market Value of a Share over such Measurement Period.

(ii)    “Cause” shall have the meaning set forth in [the employment agreement between Participant and [the Company], dated [    ]] / [the Company’s Executive Severance Plan].2

(iii)    “Good Reason” shall have the meaning set forth in [the employment agreement between Participant and [the Company], dated [    ]] / [the Company’s Executive Severance Plan].3

(iv)    “Year 3 Measurement Period” means the ninety (90)-day period ending on the third (3rd) anniversary of the Vesting Commencement Date.

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Note to Draft: To be updated based on whether Participant is party to an employment agreement or a participant in the Executive Severance Plan (if neither, the “Cause” definition from the Executive Severance Plan will be added here).

[3]	Note to Draft: To be updated based on whether Participant is party to an employment agreement or a participant in the Executive Severance Plan (if neither, “Good Reason” will be removed).

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(v)    “Year 4 Measurement Period” means the ninety (90)-day period ending on the fourth (4th) anniversary of the Vesting Commencement Date.

(vi)    “Measurement Period” means each of the Termination Measurement Period, the Year 3 Measurement Period and the Year 4 Measurement Period.

(vii)    “Performance Period” means the period commencing on the Vesting Commencement Date and ending on the fourth (4th) anniversary of the Vesting Commencement Date.

(viii)    “Termination Measurement Period” means the ninety (90)-day period ending on (and including) the date of Participant’s Termination of Service.

By accepting (whether in writing, electronically or otherwise) the RSUs, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

[ ● ]	PARTICIPANT

By:
Name:	[Participant Name]
Title:

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Exhibit A

RESTRICTED STOCK UNIT AGREEMENT

Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

ARTICLE I.

GENERAL

1.1    Award of RSUs. The Company has granted the RSUs to Participant effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”). Each RSU represents the right to receive one Share as set forth in this Agreement. Participant will have no right to the distribution of any Shares until the time (if ever) the RSUs have vested.

1.2    Incorporation of Terms of Plan. The RSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control, unless it is expressly specified in in this Agreement or the Grant Notice that the specific provision of the Plan will not apply. For clarity, the foregoing sentence shall not limit the applicability of any additive language contained in this Agreement which provides supplemental or additional terms not inconsistent with the Plan.

1.3    Unsecured Promise. The RSUs will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.

ARTICLE II.

VESTING; FORFEITURE AND SETTLEMENT

2.1    Vesting; Forfeiture. The RSUs will vest according to the vesting schedule in the Grant Notice except that any fraction of an RSU that would otherwise be vested will be accumulated and will vest only when a whole RSU has accumulated. Except as otherwise set forth in the Grant Notice, the Plan or this Agreement, and unless the Administrator otherwise determines, in the event of Participant’s Termination of Service for any reason, all unvested RSUs will immediately and automatically be cancelled and forfeited (after taking into consideration any accelerated vesting which may occur in connection with such Termination of Service, if any).

2.2    Settlement.

(a)    RSUs that vest will be paid in Shares as soon as administratively practicable after the vesting of the applicable RSU, but in no event later than sixty (60) days following the date on which the applicable RSU vests (or, in the case of any accelerated vesting that occurs on the Release Effective Date pursuant to the Grant Notice, no later than sixty (60) days following the date on which the applicable Termination of Service occurs).

(b)    Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law or an applicable provision of the Plan until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)); provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A.

ARTICLE III.

TAXATION AND TAX WITHHOLDING

3.1    Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

3.2    Tax Withholding.

(a)    Unless the Administrator otherwise determines, the Company shall withhold, or cause to be withheld, Shares otherwise vesting or issuable under this Award (including the RSUs) in satisfaction of any applicable withholding tax obligations, in accordance with the Plan. The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a Fair Market Value on the date of withholding no greater than the aggregate amount of such liabilities based on the maximum individual statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income, in accordance with Section 9.5 of the Plan.

(b)    Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the RSUs, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the RSUs. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the RSUs or the subsequent sale of Shares. The Company and its Subsidiaries do not commit and are under no obligation to structure the RSUs to reduce or eliminate Participant’s tax liability.

ARTICLE IV.

OTHER PROVISIONS

4.1    Adjustments. Participant acknowledges that the RSUs and the Shares subject to the RSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

4.2    Clawback. The RSUs and the Shares issuable hereunder shall be subject to clawback or recoupment in accordance with this Section 4.2. In the event that the Administrator, in its good faith discretion, determines that Participant has committed an act that constitutes Cause and such act has resulted in or would reasonably be expected to result in material harm to the Company and/or its affiliates, the Board may seek recoupment of up to the full amount of the RSUs and Shares issued upon settlement thereof and/or any proceeds received upon the sale of any such Shares. Nothing in this Section 4.2 shall limit the application of any clawback or recoupment policy in effect on the Grant Date or as may be adopted or maintained by the Company following the Grant Date, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

4.3    Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s General Counsel at the Company’s principal office or the General Counsel’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

4.4    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.5    Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

4.6    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.7    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the RSUs will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

4.8    Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

4.9    Severability. If any portion of the Grant Notice or this Agreement or any action taken under the Grant Notice or this Agreement, in any case is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Grant Notice and/or this Agreement (as applicable), and the Grant Notice and/or this Agreement (as applicable) will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

4.10    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive cash or the Shares as a general unsecured creditor with respect to the RSUs, as and when settled pursuant to the terms of this Agreement.

4.11    Not a Contract of Employment or Service. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

4.12    Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

4.13    Governing Law. The Grant Notice and this Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

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